Exhibit (C)(8)(C)

Independent Evaluation Report

Prepared for the Directors’ Committee of Enersis Américas S.A.

PRELIMINARY VERSION—DRAFT

June 28, 2016

Strictly Private and Confidential

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PRELIMINARY VERSION—DRAFT

Important Information

This document has been prepared by Credicorp Capital Asesorías Financieras S.A. (hereinafter “Credicorp Capital”) at the request of the Directors’ Committee of Enersis Américas S.A. (“ENIA” or the “Company”) for purposes established in Article 147 of Law No. 18,046 on Corporations.

The recommendations and conclusions in this document constitute the best judgment or opinion of Credicorp Capital with respect to the Proposed Operation (as this term is defined below) of ENIA at the time this document is issued, considering the methods used to this end and the information that was available. The conclusions of this document could change if other data or additional information becomes available. Credicorp Capital will have no obligation whatsoever to give notice of such changes or of any modifications to the opinions or information contained in this document.

This document has been prepared by Credicorp Capital on the sole and exclusive basis of the information delivered by ENIA and public information, and Credicorp Capital has assumed that this information is fully complete and accurate without conducting any independent verification. As such, Credicorp Capital assumes no liability with regard to the information reviewed or for the conclusions that may derive from any error, inaccuracy, and/or falsehood in such information.

Likewise, the conclusions in this document may be based on assumptions that are subject to significant uncertainties and economic and market contingencies, such as flows, projections, estimates, and assessments, whose occurrence may be difficult to foresee and many of which may even be outside the control of ENIA, to the extent that there exists no certainty as to the actual fulfillment of these assumptions. Under no circumstance may the use or inclusion of such flows, projections, or estimates be considered as a representation, guarantee, or prediction of Credicorp Capital with respect to their occurrence or to their underlying assumptions.

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Contents

1. Executive Summary and Conclusions

2. Background Info and Description of the Proposed Operation

3. General Considerations Used in the Report

4. Analysis of the Economic Terms of the Proposed Operation i. Methods Used for Valuation of ENIA, EOCA, and CHIA ii. Valuation of ENIA, EOCA, and CHIA iii. Estimate of the Exchange Ratios of the Proposed Operation iv. Analysis of the Economic Terms of the Proposed Operation

5. Market and Cash Flow Considerations of the Proposed Operation i. Holding Discount Considerations ii. Liquidity Considerations iii. Considerations on Risk Categorization iv. Impacts on EBITDA

6. Strategic and Management Considerations of the Proposed Operation

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EXECUTIVE SUMMARY AND CONCLUSIONS

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Background Info and Description of the Proposed Operation

Enersis Américas S.A. (“ENIA” or the “Company”) has begun the second stage of the corporate reorganization announced in 2015 (the “Proposed Operation”). The phases of the reorganization are as follows:

i. Splitting (the “Split”) of the companies Empresa Nacional de Electricidad S.A. (“EOC”), Chilectra S.A. (“Chilectra”), and Enersis S.A. (“ENI”), such stage which was approved during the respective shareholders’ meetings held on December 18, 2015 and implemented beginning on March 1, 2016.

ii. Merger through absorption (the “Merger”) between ENIA (absorbing company), Endesa Américas S.A. (“EOCA), and Chilectra Américas S.A. (“CHIA”), and issuance of a public offer to acquire stock on the part of ENIA, for 40.02% of the stock in EOCA (the “OPA offer”)(1), which will require approval of the Merger during the extraordinary shareholders’ meetings of ENIA, EOCA, and CHIA.

It is our understanding that the Proposed Operation has been proposed to be carried out according to the following conditions, among others:

i. Proposed exchange ratios: 2.8 shares of ENIA for each share of EOCA; 5.0 shares of ENIA for each share of CHIA

ii. The right of withdrawal of the shareholders of ENIA, EOCA, and CHIA may not exceed 10.00%, 7.72%, and 0.91%, respectively, and provided that no single shareholder exceeds 65% ownership of ENIA

iii. Compensation in the case the Merger is not completed: ENIA agrees to compensate EOC Chile and CHI Chile for the tax costs borne by EOC Operation Chile and Chilectra Chile (net of tax credits) resulting from the reorganization process iv. OPA offer:

Price: CLP 295 per share

Conditions: OPA offer conditional to the completion of the Merger

Credicorp Credicorp Capital participated as advisory to the Directors’ Committee of ENI to conduct an independent evaluation of the first stage of the Proposed Operation, presenting its report (available to the public) on November 2, 2015

Capital

Report—On that occasion, the exchange ratios for the Merger were estimated based on current market conditions. As a reference, the estimated exchange First ratios (at their midpoint) were as follows:

Stage

2.50 shares of ENIA for each share of EOCA and 5.04 shares of ENIA for each share of CHIA

(1) The OPA offer will be financed with the remaining revenue from the capital increase of Enersis S.A. in 2012

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Credicorp

Capital

Report -

First

Stage

Proposed

Operation

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PRELIMINARY VERSION—DRAFT

Scope of the Independent Evaluation

Given that the Proposed Operation is a transaction between related parties, on May 16, 2016, the Directors’ Committee of ENIA contracted Credicorp Capital to act as independent appraiser, in accordance with the requirements established in Article 147 of Law No. 18,046 on Corporations

As such, and in adherence to the terms set forth in Article 147 on Independent Appraisers of Law No. 18,046 on Corporations, Credicorp Capital prepared this report (the “Report”), which contains, among others, the following elements:

i. A description of the characteristics, stages, terms, and conditions of the Proposed Operation ii. An analysis of the effects and potential impact of the Proposed Operation for ENIA, including: Whether the Proposed Operation contributes to the best interests of ENIA; and

Whether the economic terms proposed for the Proposed Operations are consistent with market conditions at the time they are approved iii. Other points and answers to specific questions of the Board of Directors or the Directors’ Committee of ENIA with regard to the Proposed Operation As part of the analysis, Credicorp Capital has included the following in the Report: An estimate of the exchange ratios for the Merger and of the value of ENIA, EOCA, and CHIA

An analysis of the economic terms of the Proposed Operation

An analysis of the strategic rationale and potential impacts on the value of ENIA of the Proposed Operation

It bears mention that the following are not included in this Report, as they fall outside the scope of the advisory services:

An analysis of the advantages and disadvantages of alternative structures or alternative mechanisms of execution to conduct the Proposed Operation evaluated here

An analysis of the feasibility of execution of the Proposed Operation in technical, commercial, legal, and/or any other terms

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Framework for Analysis of the Impact of the Proposed Operation on ENIA

The independent evaluation by Credicorp Capital will be based on the following analysis methodology:

What is the value of the exchange ratios and of the price of the OPA offer in keeping with market conditions

• Valuation of ENIA, EOCA, and CHIA was calculated based on the sum of parts of their assets using (i) discounted cash flow and (ii) market multiples and capitalization

• Based on those valuations, a value was estimated for:

• The exchange ratios of shares in ENIA for each share in EOCA and CHIA, respectively

• The price per share of EOCA applying the corresponding discounts

What is the impact on ENIA of the exchange ratios and price of the OPA offer of the Proposed Operation

• The estimated exchange ratios and price of the OPA offer were compared to the values proposed in the Proposed Operation

• On the basis of that analysis, it was determined what impact the exchange ratios and price of the OPA offer of the Proposed Operation would have on the ENIA shareholder

Are there factors of the Proposed Operation that could potentially have an impact on the value of ENIA

• The following market and cash flow factors were identified which could potentially have an impact on the value of ENIA:

• Market factors: (i) potential savings in holding discount; (ii) effect on market liquidity; and (iii) effect on risk categorization

• Cash flow factors: potential savings/synergies at the holding level of ENIA

Does the Proposed Operation make sense from a strategic point of view for ENIA

• Alignment of interests on the operational subsidiaries of ENIA

• Greater efficiency in the decision-making process at managerial level

• Access to a greater portion of cash flows due to the reduction in minority interests

• Full completion of what was proposed to the market in 2015

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Economic Terms of the Proposed Operation

Other Considerations of the Proposed Operation for ENIA

Estimate of the economic terms

Impact of the terms proposed on ENIA

Market and cash flow considerations for ENIA

Strategic considerations for ENIA

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Methods Used for Valuation of ENIA, EOCA, and CHIA

Sum of parts valuation

The methods used to estimate the value of ENIA, EOCA, and CHIA are as follows:

1 Discounted Cash Flow (“DCF”)

DCF valuation of the companies involved in the Merger

Valuations based on projections delivered by ENIA and the criteria of Credicorp Capital Sum of parts valuation for ENIA, EOCA, and CHIA

2 Valuation based on market multiples and quotations (“Multiples”)

Valuation of the companies involved in the Merger, considering:

Market multiples for listed companies by businesses and countries

For listed companies with significant liquidity, market capitalization was considered Sum of parts valuation for ENIA, EOCA, and CHIA

The market values of ENIA, EOCA, and CHIA are estimated by applying the market discount of ENIA to the sum of parts valuations

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CREDICORPcapital
BCP Capital | Correval | IM Trust

Based on changes in market prices it follows that the market is approving the Proposed Operation(1)

Implied exchange ratio of shares of ENIA for each share of EOCA



ENIA Shares
ADTV(3) ENIA USD 5.7 mm
ADTV(3) EOCA USD 3.1 mm
3.0
2.8
2.6
2.4
2,80
2.64
2.51
21-Apr
6-May
21-May
5-Jun
20-Jun
Implied exchange ratio for EOCA
Proposed exchange ratio for EOCA
Exchange ratio based on price from the OPA

Price per share of EOCA



CLP
330
320
310
300
290
280
270
318
301
285
21-Apr
6-May
21-May
5-Jun
20-Jun
Price per share of EOCA (CLP)
Price proposed for the OPA (CLP)
Price of EOCA applying a ratio of 2.8 to the ENI price

Implied price of ENIA and EOCA for exercise of withdrawal rights(2)



CLP
300
295
290
285
280
275
270
CLP
295
115
110
109
105
100
95
90
85
21-Apr
6-May
21-May
5-Jun
20-Jun
Withdrawal price of EOCA (primary axis)
Withdrawal price of ENIA (secondary axis)

- Since April 28, 2016, the implied exchange ratio of EOCA has been:
  - Below the exchange ratio of the Merger, and
  - Above the implied exchange ratio at the price of the OPA offer
- Since that date, the price per share of EOCA has traded above the price per share of the OPA offer and with reasonable levels of liquidity
- This suggests that the market sees the exchange ratio offered for shares in EOCA as agreeable and believes there is a high probability that the Proposed Operation is approved
- To date, withdrawal prices do not indicate that exercise of withdrawal rights will be a negative factor in the execution of the transaction
  - The withdrawal price of ENIA is below its market price (CLP 114/share)
  - The withdrawal price of EOCA is below market price and is markedly different from the price of the OPA offer (which has tax benefits)
- The withdrawal prices must be monitored until the definitive prices are formed to measure impact on the Proposed Operation

(1) Source: Santiago Stock Exchange. Data as on June 21, 2016. CHIA is not included in the analysis due to its very limited level of market liquidity (this year it traded a cumulative total of CLP 15 million)
(2) It is assumed that the extraordinary shareholders' meetings for approval of the Merger will be held on August 29, 2016, and so the price for exercise of withdrawal rights for minority shareholders in ENIA and EOCA would be equal to the weighted average price between April 21, 2016 and July 15, 2016. The price shown includes the period between April 21 and June 21, 2016.
(3) Average Daily Trading Volume calculated from April 21, 2016, date on which the companies resulting from the Split began to be traded, through June 21, 2016

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CREDICORPcapital
BCP Capital | Correval | IM Trust

Summary of the impacts of the terms of the Proposed Operation for ENIA shareholders

Assuming that all minority shareholders in EOCA and CHIA continue with the Merger, it is estimated that the Proposed Operation would have an implied cost for ENIA of USD 121 million (1.5% of its market capitalization). The price of the OPA offer is in line with the estimated price of EOCA.

Company		ENIA		EOCA		CHIA	
Valuation Method		DCF	Multiples	DCF	Multiples	DCF	Multiples
Price per share by sum of parts valuation	CLP	125	122	310	310	546	548
Price per share by sum of parts valuation (average between methods)	**CLP**	**124**		**310**		**547**	
Current market Price of share [1]	CLP	114		301 [2]		446 [3]	
Market discount	%	8.0%		3.1%		18.5%	
Estimated market Price (applying market discount of ENIA)	**CLP**			**285**		**503**	
Exchange ratios before tax adjustment	# shares ENIA			2.51		4.43	
Adjustments for tax offsets [4]	# shares ENIA			0.05		0.02	
Estimated exchange ratios	**# shares ENIA**			**2.56**		**4.44**	
Exchange ratios of the Proposed Operation	# shares ENIA			2.80		5.00	
Implied Premium payable for all shares in EOCA/CHIA	%			9.3%		12.6%	
Premium on the estimated price for each share in EOCA/CHIA [5]	CLP			27		63	
***Implied Premium for ENIA shares net of tax effects [6]**	**USD mm**			**119**		**2**	

Total implied premium: USD 121 million
1.5% of the market capitalization of ENIA

(1) As on June 21, 2016
(2) The current market price of EOCA is distorted by the Proposed Operation
(3) Stock in CHIA is illiquid, and so the price may not necessarily reflect its market capitalization (amount traded in 2016: CLP 14.5 million. Source: Santiago Stock Exchange)
(4) Tax offsets for a total of USD 149 million, agreed by ENIA to compensate EOC Chile and Chilectra Chile for the costs borne as a result of the reorganization process. The parties have agreed that these offsets be included in the exchange ratios and that the total amount be distributed on a pro rata basis based on the post-Merger holdings of ENIA, EOCA, and CHIA in ENIA.
(5) This is the product of the estimated market price and the implied price to be paid per share to all shareholders of ENIA and CHIA, respectively, net of adjustments for tax offsets.
(6) At CLPUSD exchange rate of 679.8. The implied premium is shown net of tax effects, which correspond to the sum of the savings achieved by ENIA if the tax offsets are agreed at the exchange ratios instead of being repaid to EOC Chile and Chilectra Chile directly (should the Merger not take place), plus tax effects attributable to the Merger of USD 29 million for the pro rata compensation that ENIA shareholders would have in the post-Merger ENIA.

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Potential market and cash flow benefits for ENIA resulting from the Proposed Operation (1/2)

• As a result of the Merger, there could be new savings in the holding discount of ENIA due to absorption of EOCA, a subsidiary with substantial liquidity

• Assuming that the market sees a high probability that the Merger is completed, it follows that that potential savings is already incorporated in the market price of ENIA, and so, if the Merger does not occur, a holding discount could be generated between ENIA and EOCA.

• Assuming that the holding discount between ENIA and EOCA could be between 0% and 10% (similar to the holding discount of IAM), the potential impact (decrease in the value of ENIA) for ENIA shareholders is estimated between USD 0 and 206 million

• Subject to approval of the OPA offer by the shareholders of EOCA, the float of ENIA would increase after the Proposed Operation, having a positive effect on its liquidity, thereby remaining as one of the most liquid companies traded in the Chilean market.

• While liquidity is a desirable attribute for a company, within the pre- and post-Merger liquidity levels of ENIA, evidence indicates that the impact on liquidity resulting from the Proposed Operation (whether or not it is ultimately completed) should not significantly affect the value of ENIA.

• The Proposed Operation could have a positive impact on the credit risk profile of ENIA, primarily by generating a closeness with operational subsidiaries and their cash flows, eliminating the risk of structural subordination with subsidiaries EOCA and CHIA, and increasing scale

• Such positive impacts, if perceived by the market, could improve the cost of structural debt of the company, reducing its average long-term cost of capital (WACC)

• In certain sensitivity scenarios, the present value of a potential impact for ENIA could be between USD 0 and 73 million.

• It bears mention that if the OPA offer is made in a significant amount, this could weaken the cash position of ENIA, which could affect its credit profile; this must also be considered to evaluate the potential estimated benefit

• Together with the corporate reorganization, ENI presented (prior to approval of the Split) an efficiency plan for the coming years

• Based on that efficiency plan, cost savings in staff and services were identified for ENIA at a holding level for a total in the order (2019) of USD 4 million (before tax)

• The NPV of these efficiencies for ENIA shareholders would be between USD 16 and 21 million

1

Holding Discount • Considerations

•

2

•

Liquidity Considerations •

3 •

Considerations • on impact on risk categorization •

•

4

Potential synergies attributable to the Proposed Operation

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Potential market and cash flow benefits for ENIA resulting from the Proposed Operation (2/2)

The Proposed Operation has potential market and cash flow benefits for ENIA shareholders

While those benefits are difficult to appraise, based on the analysis conducted, it is estimated that they could be between USD 16 million and 300 million (between 0.2% and 3.7% of the market capitalization of ENIA)

Range (USD millones)

Value considerations for ENIA of the Proposed Operation

Low-High

Potential savings from decreased holding discount 0-206

Potential impact from greater market liquidity Insignificant

Potential impact from effects on risk categorization 0-73

Potential synergies attributable to the Proposed Operation 16-21

Potential benefit of the Proposed Operation for ENIA shareholders 16 -300

Potential benefit in terms of market capitalization of ENIA (1) 0.2%-3.7%

(1) Market capitalization of USD 8,212 million as on June 21, 2016

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Potential strategic and management benefits of the Proposed Operation for ENIA

1. Alignment of interests on operational subsidiaries

A single holding company in Latin America (excluding Chile) Clarity for shareholders on investment policies

2. Increased efficiency in decision-making

Simplification of decision layer between shareholders

Savings in time and costs in decision-making (one Board of Directors)

3. Direct access to cash flows and reduction in minority interests

Simpler corporate structure with greater visibility of assets

Organization of the corporate structure

Current corporate structure(1) Post-Merger corporate structure(1)

With the new corporate structure, cross-shareholdings would be eliminated

ENIA

99.1% 60.0%

CHIA EOCA

ENIA

Hid. El Cachoeira Ampla

Edesur Emgesa Codensa Edegel Edelnor Chocón Dorada Energía

Hid. El Cachoeira Ampla

Edesur Emgesa Codensa Edegel Edelnor Chocón Dorada Energía

(1) In the corporate structure shown, only some of the assets/companies operating in each country are included

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Conclusions

The proposed exchange ratio considers an implied premium for minority shareholders of EOC and CHIA equal to 1.5% of the market capitalization of ENIA

This is derived from exchange ratios (at the midpoint of our estimates) of 2.56 shares of ENIA for each share of EOCA, and 4.44 shares of ENIA for each share of CHIA

With respect to the situation at the time the terms of the Proposed Operation were approved (December 2015), according to our estimates using equivalent methods, that premium has declined

The Proposed Operation has the potential to generate earnings for ENIA that should more than make up for the implied premium deriving from the exchange ratios proposed for the Merger

From a market and cash flow point of view, the benefits include (i) synergies in administration expenses and services, (ii) potential savings in holding discounts, and (iii) potential impacts on risk categorization

From a strategic and management point of view, the Proposed Operation would bring about elimination of cross-shareholdings between the holding companies, allowing (i) alignment of interests over operational subsidiaries, (ii) greater efficiency in costs and times for decision-making, and (iii) direct access to cash flows and a reduction in minority interests at ENIA

With respect to EOCA stock acquired through the OPA offer, our conclusion is that the price offered is in line with the price per share in EOCA that should prevail in the market in the absence of the distortions caused by the Proposed Operation

On the other hand, the market and investors are validating the terms of the Proposed Operation, given that the prices have been fluctuating in ranges that would so indicate and with reasonable levels of liquidity

The exchange ratio of shares in ENIA to shares in EOCA has traded above the implied exchange ratio at the price of the OPA offer and below the exchange ratio offered

Stock in EOCA has traded above the price of the OPA offer

Based on this, we conclude that the Proposed Operation is consistent with market conditions and contributes to the best interests of ENIA

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BACKGROUND INFO AND DESCRIPTION OF THE PROPOSED OPERATION

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Description of the Economic Terms of the Proposed Operation

The economic terms of the Proposed Operation, according to the resolutions adopted during the shareholders’ meeting of ENIA held December 18, 2015, are:

Exchange ratios

Withdrawal rights

Compensation for EOC Chile and Chilectra Chile

OPA for EOCA

2.8 shares of ENIA per share of EOCA

5.0 shares of ENIA per share of CHIA

Shareholders in ENIA, EOCA, and CHIA may exercise their right to withdrawal in the event that the Merger is approved during the respective extraordinary shareholders’ meetings, provided that no shareholder exceeds 65% ownership of ENIA after the Merger

Withdrawal rights may not exceed the following limits:

10.00% of the ownership of ENIA;

7.72% of the ownership of EOCA; and

0.91% of the ownership of CHIA

The price for exercise of withdrawal rights for minority shareholders in ENIA and EOCA will be equal to the weighted average price between 90 and 30 business days prior to the extraordinary shareholders’ meetings whereby the Merger is approved

The price for exercise of withdrawal rights for minority shareholders in CHIA will be equal to the book value of the stock

ENIA agrees to compensate EOC Chile and Chilectra Chile for the tax costs borne by EOC Chile and Chilectra Chile (net of tax credits) as a result of the reorganization process, in the event that the Merger does not take place by December 31, 2017

Those tax costs (net of tax credits) total USD 149 million (USD 132 million borne by EOC Chile and USD 17 million borne by Chilectra Chile)

ENIA will present a public offer to acquire stock for all shares and ADRs (American Depositary Receipts) not owned by ENIA, i.e., for 40.02% of the shares in EOCA

The OPA offer will be made at a price of CLP 285 per share, will require approval for the Merger, and will require that, after the period for exercise of withdrawal rights, no withdrawal has been made outside the limits defined for ENIA, EOCA and CHIA

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Structure of the Proposed Operation

Splitting of ENI, EOC, and Chilectra

Enel SpA

100.0%

Enel Enel Iberoamérica Latinoamérica

2

60.6%

ENI Chile

60.6%

ENIA

99.1%

Chilectra Chile

60.0%

EOC Chile

1

99.1%

CHIA

60.0%

EOCA

1. Separation of the assets outside of Chile of Chilectra and EOC into new companies called Chilectra Américas S.A. (CHIA) and Endesa Américas S.A. (EOCA), respectively 2. Splitting of the Chilean assets of ENI into a new company to be called Enersis Chile S.A. (“ENI Chile”)

New companies resulting from the Merger

Merger of EOCA and CHIA into ENIA

Enel SpA

100.0%

Enel Enel Iberoamérica Latinoamérica

60.6%

ENI Chile

99.1%

Chilectra Chile

60.0%

EOC Chile

> 50.0%

ENIA

CHIA EOCA

Merger through absorption

Merger through absorption on the part of ENIA of the companies CHIA and EOCA

The definitive exchange ratios for the Merger must be approved during the respective shareholders’ meetings of ENIA, EOCA, and CHIA

Second stage of the corporate reorganization underway

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Stages of the Proposed Operation

December 18, 2015

Extraordinary shareholders’ meetings (“ESAs”) of ENI, EOC, and Chilectra: (i) Approving the Split, and (ii) Proposing terms of exchange for the Merger

April 21, 2016

ENI Chile, EOCA, and CHIA begin trading on the SSE(1) and NYSE(2)

April—July 2016

Period in which the withdrawal price is determined for minority shareholders of ENIA, EOCA, and CHIA

End of August 2016

Start of the OPA offer

End of September/Early October 2016

End of the OPA offer

60 business days

30 to 45 days from the start of the OPA

30 business days

30 days from the ESAs

March 01, 2016

Completion of the Split, resulting in ENI Chile, EOCA, and CHIA

July 05, 2016

Receipt of the reports from the independent appraisers of the Proposed Operation

End of August 2016

ESAs of ENIA, EOCA, and CHIA held to approve the Merger

End of

September 2016

Term for shareholders of ENIA, EOCA, and CHIA to exercise withdrawal rights

3Q 2016

Merger is completed

Stages completed

Pending stages

Source: the Company (1) Santiago Stock Exchange (2) New York Stock Exchange

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DRAFT

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GENERAL CONSIDERATIONS USED IN THE REPORT

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Information Used

1. The Company launched a virtual data room through which it delivered:

Presentations made to the Board of Directors by the administration of ENIA with regard to the Proposed Operation

Presentations made by the administration of ENIA with regard to the operations it maintains through its subsidiaries in the various markets Historical financial information for the periods March 2016 and May 2016 for each of the companies involved in the Proposed Operation Projected financial information for the 2016-2020 period for each of the companies involved in the Merger, such information which:

• Was updated in June 2016 based on the business plans of each asset and the market conditions in the respective countries

• Was sent to Credicorp Capital on Thursday, June 9, 2016

• Is the same information delivered to the various independent appraisers of ENIA, EOCA, and CHIA as part of the Proposed Operation

• Was approved by the administration of the Company and is known to the Board of Directors of ENIA

Information and estimates on the impacts of the Proposed Operation

2. Meetings with the administration and technical teams of ENIA Work meetings were held with the administration of the Company

Credicorp Capital asked questions of ENIA, which were answered through the virtual data room, together with other questions posed by other ENIA advisors as part of the evaluation process

3. Public information available in the market: financial and market information services, analysts’ reports, etc.

It bears mention that:

ENIA, EOCA, and CHIA are companies publicly traded on the Santiago Stock Exchange (SSE), and additionally, ENIA and EOCA are listed on the New York Stock Exchange (NYSE), and as such, these companies are subject to oversight by domestic and international regulatory entities, including the SVS, the Securities and Exchange Commission (SEC), and other local regulatory bodies in the countries where they operate

The analysis conducted by Credicorp Capital did not include due diligence of ENIA, EOCA, CHIA or any other companies involved in the Proposed Operation. With regard to accounting, legal, tax, and regulatory issues, the Company was asked to provide its best estimate, opinion, or projections with regard to the impacts of the Merger.

These estimates, opinions, and projections have not been independently verified by experts other than those which appeared at the Company to receive initial response, and have not been independently verified by Credicorp Capital

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General Considerations Used in the Report

According to the information made available by ENIA and the opinions contained in the responses provided by the Company to Credicorp Capital, we have made the following assumptions regarding the Proposed Operation:

That it is permitted under Chilean law and in the rest of the countries where ENIA, EOCA, and CHIA operate (Brazil, Colombia, Peru, and Argentina) and that it does not violate any rules in any jurisdiction applicable to ENIA, EOCA, and CHIA

That it does not generate any adverse regulatory, environmental, or competitive effects for ENIA, EOCA, and/or CHIA, their subsidiaries, and/or any other companies remaining after and/or arising from the Proposed Operation

That it does not affect or violate agreements with partners, providers, customers, or any other counterpart of ENIA, EOCA, and/or CHIA, their subsidiaries, and/or any other companies remaining after and/or arising from the Proposed Operation

That it does not involve accounting or tax effects that could have a negative impact on the earnings of ENIA, EOCA, and/or CHIA, their subsidiaries, and/or any other companies remaining after and/or arising from the Proposed Operation, beyond those considered in this Report on the basis of the information provided by the Company

That it does not generate new contingencies for ENIA, EOCA, and/or CHIA, their subsidiaries, and/or any other companies remaining after and/or arising from the Proposed Operation

That it does not affect or violate the agreements of any lending or credit contracts of ENIA, EOCA, CHIA, and/or their subsidiaries that result in material effects on the earnings of any of those companies, including breach, cross-default or cross-acceleration, and/or increased financial costs.

That no liability management processes are incurred that imply material costs for ENIA, EOCA, and/or CHIA, their subsidiaries, and/or any other companies remaining after and/or arising from the Proposed Operation, which are not included in this Report on the basis of the information provided by the Company

That in the event the Proposed Operation is not carried out, the current situation of ENIA would be maintained, in terms of the consolidation, administration, and political and economic rights over the holdings involved in the Proposed Operation

Strictly Private and Confidential 22

ANALYSIS OF THE ECONOMIC TERMS OF THE PROPOSED OPERATION i. Methods Used for Valuation of ENIA, EOCA, and CHIA

PRELIMINARY VERSION—DRAFT

Strictly Private and Confidential    23

PRELIMINARY VERSION—DRAFT

1 DCF Valuation

Method used

Method used for DCF valuation

(+) Income

(-) Costs (+) EBITDA (-) General expenses (-) Tax on operating revenue (-) Investments (CapEx) (-) Working capital requirement

Free cash flow

Discounted to discount rate (WACC)

Value of assets (EV)

(-) Net financial debt + other liabilities(1)

Net equity

Main criteria for DCF valuation

Type of valuation

Valuation of assets individually and subsequent sum of parts calculation based on the stake of ENIA, EOCA, and CHIA in each asset

Currency

Projections in local currency converted to USD based on exchange rate project for each year delivered by the Company

Projected horizon

5-year projection (2016 to 2020)

Date of valuation

May 31, 2016

Terminal value

Calculated according to the terminal EV multiple/EBITDA per asset, which was determined based on current and historical average forward multiples for electricity companies in LatAm

Companies through completion

Generation assets in Argentina and Fortaleza, Cachoeira and Cien, were valued through the completion of their operations

Discount rate

Risk-free rate: US Treasury 20 years

Average country risk from the last 30 days based on 10-year Credit Default Swap (CDS) for

Brazil, Colombia, and Peru, and Emerging Markets Bonds Index (EMBI) for Argentina Asset beta per business, based on sample of Gx, Dx, and Tx companies in LatAm 6.0% market risk premium

Debt interest rate based on bond returns of selected companies by country

Corporate tax rate

Laws current in each country, based on information delivered by the Company(2)

(1) Net financial debt = financial debt—cash and cash equivalents. Other liabilities are considered based on information delivered by the Company (2) With the exception of Coelce, which used the tariff regime specified by the Company

Strictly Private and Confidential 24

PRELIMINARY VERSION - DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

1 DCF Valuation

General Assumptions

- For DCF valuation projects were used for each asset/company involved in the Proposed Operation for the 2016 to 2020 period
  - The projections were updated by the Company in June 2016
  - An updated macroeconomic framework was delivered that included projections on exchange rate, inflation GDP growth, and other factors.
  - While current macroeconomic contingencies of each country where the assets involved in the Proposed Operation operate were considered, a scenario of regulatory and tax stability was assumed based on the available information
  - Criteria relating to discount rates or weighted average cost of capital ("WACC") were calculated by Credicorp Capital, based on current market conditions
- To calculate net financial debt and other financial liabilities as of May 2016 for each of the valued assets, information provided by the Company was used.

Terminal EBITDA multiple used by business and country

- To determine the terminal value of each asset (with the exception of assets valued through termination), an EV/EBITDA multiple was applied to terminal EBITDA estimated for 2020
- The terminal EBITDA was determined based on the projections provided by the Company and adjustments made by Credicorp Capital
- The terminal multiple used was determined based on the EV/EBITDA multiple expected for 2017 for electricity generation, distribution, and transmission companies in LatAm and adjustments made by Credicorp Capital

Country	Generation	Distribution	Transmission
Argentina	n.a.	3.7x	3.0x
Brazil	n.a.	5.0x	n.a.
Colombia	9.0x	7.4x	n.a.
Peru	7.9x	7.4x	n.a.

Source: Capital IQ and Credicorp Capital

Terminal flow of assets with termination of concession or useful life

- For certain assets that have a date of termination for their concessions or authorizations for operation or a year of termination of useful life, the flows were discounted through the respective date of termination
- The projects from 2021 on were determined based on assumptions provided by the Company

Country	Business	Asset	Year concession ends	Year authorization to operate ends	Year useful life ends
	Gx	Chocón	2023	n.a.	n.a.
	Gx	Costanera	n.a.	n.a.	2022
	Gx	Docksud	n.a.	n.a.	2025
	Gx	Fortaleza	n.a.	2031	n.a.
	Gx	Cachoeira	2027	n.a.	n.a.
	Tx	Cien	2022	n.a.	n.a.

Strictly Private and Confidential 25

PRELIMINARY VERSION - DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

1 DCF Valuation

Discount rates used by business and country

		Colombia		Brazil			Peru		Argentina			Americas		
		Gx	Dx	Gx	Tx	Dx	Gx	Dx	Gx	Tx	Dx	ENIA	EOCA	CHIA
Cost of equity	Risk-free rate (20-year UST)	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%
	Country risk premium(1)	3.0%	3.0%	4.2%	4.2%	4.2%	2.2%	2.2%	5.1%	5.1%	5.1%	3.5%	3.4%	3.9%
	Risk-free rate	**5.1%**	**5.1%**	**6.3%**	**6.3%**	**6.3%**	**4.3%**	**4.3%**	**7.2%**	**7.2%**	**7.2%**	**5.5%**	**5.5%**	**6.0%**
	Tax rate (2)	34.0%	34.0%	34.0%	34.0%	34.0%	26.0%	26.0%	35.0%	35.0%	35.0%	32.2%	31.8%	33.1%
	Asset beta	0.54	0.52	0.50	0.46	0.47	0.54	0.52	0.88	0.88	0.88	0.55	0.56	0.59
	Debt/market capitalization	24.7%	36.5%	24.7%	53.5%	36.5%	24.7%	36.5%	24.7%	53.5%	36.5%	31.9%	27.5%	35.9%
	Equity beta	**0.63**	**0.65**	**0.58**	**0.62**	**0.59**	**0.64**	**0.66**	**1.02**	**1.19**	**1.09**	**0.67**	**0.67**	**0.73**
	Risk premium	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%
	Cost of equity	**8.8%**	**9.0%**	**9.8%**	**10.0%**	**9.8%**	**8.1%**	**8.3%**	**13.3%**	**14.3%**	**13.7%**	**9.6%**	**9.5%**	**10.4%**
Cost of debt	Risk-free rate (20-year UST)	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%
	Credit spread	4.0%	4.0%	6.0%	6.0%	6.0%	3.2%	3.2%	8.0%	8.0%	8.0%	5.0%	4.9%	5.8%
	Cost of debt (before tax)	**6.1%**	**6.1%**	**8.1%**	**8.1%**	**8.1%**	**5.3%**	**5.3%**	**10.1%**	**10.1%**	**10.1%**	**7.0%**	**6.9%**	**7.8%**
	WACC (USD)	**7.9%**	**7.6%**	**8.9%**	**8.4%**	**8.6%**	**7.3%**	**7.1%**	**12.0%**	**11.6%**	**11.8%**	**8.4%**	**8.5%**	**9.0%**

Source: Bloomberg, JP Morgan, Capital IQ, and Credicorp Capital. Data as on June 21, 2016
Dx: distribution; Gx: generation; Tx: transmission
For ENIA, EOCA, and CHIA, a discount rate was determined based on the proportion of the EBITDA estimated for 2016 by country and business of their respective assets/subsidiaries
(1) For Colombia, Brazil, and Peru, the average *Credit Default Swap* (CDS) from the last 30 days was used. For Argentina, the average *Emerging Markets Bonds Index* (EMBI) from the last 30 days was used
(2) This corresponds to the long-term corporate tax rate, based on information delivered by the Company

Strictly Private and Confidential 26

PRELIMINARY VERSION - DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

2 Valuation through Multiples

Summary of multiples used

With the exception of the companies that were valued based on market capitalization (see table at lower left), the rest of the companies have been valued based on the market multiples shown below

Summary of multiples used by country and business

Country/ Business		EV/EBITDA 2016E	EV/EBITDA 2017E	P/Earnings 2016E	P/Earnings 2017E
AR	Gx	3.1x	2.4x	10.3x	6.6x
AR	Dx	5.0x	3.7x	10.9x	5.3x
AR	Tx	5.5x	4.4x	n.a.	n.a.
BR	Gx	6.7x	5.9x	12.6x	10.4x
BR	Dx	5.8x	5.7x	n.a.	n.a.
BR	Tx	6.9x	7.1x	9.9x	9.6x
CO	Gx	8.6x	8.5x	14.4x	14.0x
CO	Dx	7.6x	7.4x	10.4x	10.2x
PE	Gx	7.8x	7.9x	11.2x	12.0x

Companies valued based on market cap

Country/ Business		Company	Participation [2] ENIA	EOCA	CHIA
AR	Gx	Endesa Costanera	45.4%	75.7%	0.0%
BR	Dx	Coelce	64.9%	21.9%	6.6%
PE	Gx	Edegel	58.6%	62.5%	0.0%
PE	Dx	Edelnor	75.5%	0.0%	15.6%

Country/ Business		Company	EV/EBITDA 2016E	EV/EBITDA 2017E	P/Earnings 2016E	P/Earnings 2017E
AR	Gx	YPF	3.4x	2.7x	12.3x	7.8x
AR	Gx	Petrobras	2.8x	2.0x	8.3x	5.5x
		Median	**3.1x**	**2.4x**	**10.3x**	**6.6x**
AR	Dx	Edenor	5.0x	3.7x	10.9x	5.3x
		Median	**5.0x**	**3.7x**	**10,9x**	**5.3x**
AR	Tx	Transener	5.5x	4.4x	7.3x	3.1x
		Median	**5.5x**	**4.4x**	**7.3x**	**3.1x**
BR	Gx	AES Tietê	6.7x	5.9x	11.4x	9.2x
BR	Gx	CESP	5.8x	5.6x	15.2x	10.4x
BR	Gx	Tractebel Energia	6.9x	6.1x	12.6x	11.8x
		Median	**6.7x**	**5.9x**	**12.6x**	**10.4x**
BR	Dx	Eletropaulo	5.7x	3.9x	8.0x	4.4x
BR	Dx	Equatorial Energia	11.0x	10.0x	14.5x	11.5x
BR	Dx	Light	5.8x	4.8x	23.3x	6.2x
BR	Dx	CPFL Energia	10.4x	9.4x	21.4x	16.4x
BR	Dx	EDP	5.9x	5.7x	12.0x	12.0x
BR	Dx	CEMIG	5.7x	6.1x	5.8x	5.8x
BR	Dx	COPEL	5.4x	4.5x	6.1x	4.9x
		Median	**5.8x**	**5.7x**	**12.0x**	**6.2x**
BR	Tx	CTEEP	20.4x	10.4x	29.2x	18.3x
BR	Tx	TAESA	6.9x	6.7x	7.2x	7.3x
BR	Tx	Alupar	6.8x	7.1x	9.9x	9.6x
		Median	**6.9x**	**7.1x**	**9.9x**	**9.6x**
CH	Gx	EOC Chile	9.3x	8.9x	13.9x	12.9x
CH	Gx	AES Gener	10.5x	10.0x	17.4x	17.7x
CH	Gx	Colbún	8.5x	8.7x	14.9x	14.7x
CH	Gx	E.CL[3]	6.3x	7.3x	18.4x	22.8x
PE	Gx	Edegel	8.8x	8.4x	13.9x	13.2x
PE	Gx	Engie Energia	6.8x	7.5x	8.5x	10.7x
		Median	**8.6x**	**8.5x**	**14.4x**	**14.0x**
PE	Dx	Luz del Sur	8.8x	8.4x	11.8x	11.3x
PE	Dx	Edelnor	6.4x	6.4x	9.1x	9.2x
		Median	**7.6x**	**7.4x**	**10.4x**	**10.2x**
PE	Gx	Edegel	8.8x	8.4x	13.9x	13.2x
PE	Gx	Engie Energia	6.8x	7.5x	8.5x	10.7x
		Median	**7.8x**	**7.9x**	**11.2x**	**12.0x**

Source: Capital IQ, companies' financial statements, and Credicorp Capital. Data as on June 21, 2016
Dx: distribution; Gx: generation; Tx: transmission
(1) Given that in Colombia there are no Gx and Dx companies traded publicly with sufficient liquidity, a sample of companies from Chile and Peru was used for Gx and Dx, respectively.
(2) Considers direct and indirect stake
(3) The E.CL 2016 P/Earnings multiple does not include the windfall resulting from sale of 50% of its subsidiary Transmisora Eléctrica del Norte S.A.

Strictly Private and Confidential 27

PRELIMINARY VERSION—DRAFT

ANALYSIS OF THE ECONOMIC TERMS OF THE PROPOSED OPERATION ii. Valuation of ENIA, EOCA, and CHIA

Strictly Private and Confidential 28

PRELIMINARY VERSION - DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

1 DCF Valuation

Results of the valuation by asset/company

Country	Asset type	Asset	Value of Assets (EV)	Net financial debt[1]	Equity value	Proportional equity value: ENIA pre-Merger	EOCA	CHIA	ENIA individual	ENIA post-Merger
			USD millions	USD millions	USD millions	USD millions	USD millions	USD millions	USD millions	USD millions
Argentina	Gx	Hidroeléctrica El Chocón	296	62	234	92	153	0	0	153
	Gx	Endesa Costanera	112	61	50	23	38	0	0	38
	Gx	Central Dock Sud	210	42	168	68	0	0	68	68
	Dx	Edesur	524	187	338	242	2	115	127	243
	Tx	Cia. Transmisión del Mercosur	-3	25	-27	-23	-10	-3	-14	-27
	Tx	Transportadora de Energía del Mercosur	-2	25	-27	-23	-10	-3	-14	-27
	Other	Endesa Cemsa	23	-1	24	20	11	0	13	24
	H	Southern Cone	0	0	0	0	0	0	0	0
	H	Distrilec	0	0	0	0	0	0	0	0
	H	Endesa Argentina	-2	-3	1	1	1	0	0	1
	H	Hidroinvest	0	0	0	0	0	0	0	0
Brazil	Gx	Cachoeira Dorada	389	-38	426	359	158	48	217	422
	Gx	Fortaleza	290	6	284	239	105	32	144	282
	Dx	Coelce	1,276	286	989	642	216	66	447	729
	Dx	Ampla Energia	1,330	931	399	367	69	146	181	396
	Tx	Cien	289	12	277	234	103	31	141	275
	Other	EN-Brasil Comercio y Servicios	178	1	177	150	66	20	90	176
	H	Enel Brasil	-483	-428	-55	-46	-20	-6	-28	-55
Colombia	Gx	Emgesa	6,176	1,605	4,571	1,724	1,229	0	987	2,216
	Dx	Codensa	3,250	605	2,645	1,264	0	244	1,022	1,266
	Other	Emgesa Panamá	0	0	0	0	0	0	0	0
	Other	Soc. Portuaria Central Cartagena	1	0	0	0	0	0	0	0
Peru	Gx	Chinango	362	28	334	157	167	0	56	223
	Gx	Edegel	2,419	131	2,288	1,341	1,429	0	484	1,913
	Gx	Piura	353	45	307	297	0	0	297	297
	Dx	Edelnor	1,785	453	1,332	1,006	0	208	801	1,008
	H	Caboblanco	-4	-8	4	4	0	0	4	4
	H	Distrilima	-5	-27	22	22	0	7	16	22
	H	Generandes	3	-1	3	3	2	0	1	3
	H	Generalima	-37	40	-77	-77	0	0	-77	-77
Ame-ricas	H	ENI Américas	-230	-1,129	899	899	0	0	899	899
	H	EOC Américas	-25	-60	35	21	35	0	0	35
	H	Chilectra Américas	-23	-43	20	20	0	20	0	20

Gx: generation; Dx: distribution; Tx: transmission; H: holding company

(1) Net financial debt + other financial liabilities as of May 2016, based on information provided by the Company

Strictly Private and Confidential 29

PRELIMINARY VERSION—DRAFT

1 DCF Valuation

Range of valuation of ENIA, EOCA, and CHIA

Equity value    Baseline

based on DCF    valuation

USD millions

ENIA    9,023

EOCA    3,744

CHIA    924

Range of equity value

Low     High

USD millions     USD millions

8,559    ? 9,496

3,562    ? 3,929

855    ? 995

Change in terminal EBITDA multiple

Change in terminal EBITDA multiple

Change in terminal EBITDA multiple

Rationalization of the value of net equity of ENIA (USD millions)

Rationalization of the value of net equity of EOCA (USD millions)

Rationalization of the value of net equity of CHIA (USD millions)

Change in discount rate (WACC)

Change in discount rate (WACC)

Change in discount rate (WACC)

0.3%    0.0%-0.3%

-5.0%    8,559 8,4348,541

0.0%    8,695 9,0239,121

5.0%    9,261 9,3789,496

0.3%    0.0%-0.3%

-5.0%    3,562 3,5033,547

0.0%    3,600 3,7443,785

5.0%    3,834 3,8813,929

0.3%    0.0%-0.3%

-5.0%    855 839854

0.0%    880 924938

5.0%    962 978995

Strictly Private and Confidential 30

PRELIMINARY VERSION - DRAFT

CREDICORP capital
BCP Capital | Correval | IM Trust

2 Valuation by Multiples

Results of valuation by asset/company

Country	Asset type	Asset	Value Of asset (EV)	Net financial debt(1)	Equity value	Proportional equity value: ENIA pre-Merger	EOCA	CHIA	ENIA individual	ENIA post-Merger
			USD millions	USD millions	USD millions	USD millions	USD millions	USD millions	USD millions	USD millions
Argentina	Gx	Hidroeléctrica El Chocón	301	62	238	93	156	0	0	156
Argentina	Gx	Endesa Costanera	192	-18	211	96	159	0	0	159
Argentina	Gx	Central Dock Sud	177	42	135	54	0	0	54	54
Argentina	Dx	Edesur	654	187	467	335	2	159	176	337
Argentina	Tx	Cia. Transmisión del Mercosur	7	25	-18	-15	-7	-2	-9	-18
Argentina	Tx	Transportadora de Energía del Mercosur	7	25	-18	-15	-7	-2	-9	-18
Argentina	Other	Endesa Cemsa	1	-1	2	2	1	0	1	2
Argentina	H	Southern Cone	0	0	0	0	0	0	0	0
Argentina	H	Distrilec	0	0	0	0	0	0	0	0
Argentina	H	Endesa Argentina	-2	-3	1	1	1	0	0	1
Argentina	H	Hidroinvest	0	0	0	0	0	0	0	0
Brazil	Gx	Cachoeira Dorada	730	-38	768	646	284	86	390	761
Brazil	Gx	Fortaleza	537	6	531	448	197	60	270	527
Brazil	Dx	Coelce	1,215	286	929	602	203	62	419	684
Brazil	Dx	Ampla Energia	1,257	931	326	300	57	119	147	323
Brazil	Tx	Cien	414	12	402	339	149	45	205	399
Brazil	Other	EN-Brasil Comercio y Servicios	1	1	1	0	0	0	0	1
Brazil	H	Enel Brasil	-483	-428	-55	-46	-20	-6	-28	-55
Colombia	Gx	Emgesa	5,578	1,605	3,973	1,499	1,068	0	858	1,926
Colombia	Dx	Codensa	2,934	605	2,328	1,112	0	215	900	1,114
Colombia	Other	Emgesa Panamá	0	0	0	0	0	0	0	0
Colombia	Other	Soc. Portuaria Central Cartagena	0	0	0	0	0	0	0	0
Peru	Gx	Chinango	365	28	336	158	168	0	57	225
Peru	Gx	Edegel	2,192	131	2,061	1,208	1,288	0	436	1,723
Peru	Gx	Piura	381	45	336	324	0	0	324	324
Peru	Dx	Edelnor	1,512	453	1,059	800	0	165	636	801
Peru	H	Caboblanco	-4	-8	4	4	0	0	4	4
Peru	H	Distrilima	-5	-27	22	22	0	7	16	22
Peru	H	Generandes	3	-1	3	3	2	0	1	3
Peru	H	Generalima	-37	40	-77	-77	0	0	-77	-77
Ame-ricas	H	ENI Américas	-230	-1,129	899	899	0	0	899	899
Ame-ricas	H	EOC Américas	-25	-60	35	21	35	0	0	35
Ame-ricas	H	Chilectra Américas	-23	-43	20	20	0	20	0	20

Gx: generation; Dx: distribution; Tx: transmission; H: holding company

(1) Net financial debt + other financial liabilities as of May 2016, based on information provided by the Company

Strictly Private and Confidential 31

PRELIMINARY VERSION—DRAFT

2 Valuation by Multiples

Range of valuation of ENIA, EOCA, and CHIA

Equity value based on

Baseline

Multiples

valuation

USD millions

ENIA

8,832

EOCA

3,737

CHIA

928

Range of equity value

Low

High

USD millions

USD millions

8,495

?

9,169

3,613

?

3,862

874

?

982

Rationalization of the value of net equity Rationalization of the value of net equity Rationalization of the value of net equity of ENIA (USD millions) of EOCA (USD millions) of CHIA (USD millions)

Change in EV/EBITDA multiple

-

Change in EV/EBITDA multiple

Change in EV/EBITDA multiple

Change in P/Earnings multiple

Change in P/Earnings multiple

Change in P/Earnings multiple

-5.0%    0.0%5.0%

-5.0%    8,495 8,6118,726

0.0%    8,717 8,8328,947

5.0%    8,938 9,0539,169

-5.0%    0.0%5.0%

-5.0%    3,613 3,6653,717

0.0%    3,685 3,7373,789

5.0%    3,758 3,8103,862

-5.0%    0.0%5.0%

-5.0%    874 885896

0.0%    917 928939

5.0%    960 971982

Strictly Private and Confidential 32

PRELIMINARY VERSION—DRAFT

Summary of valuation of ENIA, EOCA, and CHIA by sum of parts

The valuation of ENIA, EOCA, and CHIA by sum of parts (prior to market discounts) results in a cross-method average share price of CLP 124, CLP 310, and CLP 547 per share, respectively

    Company

Valuation method

Valuation by sum of parts     USD mm

Number of shares     # mm

Price per share by sum of parts valuation    (1) CLP

Price per share, average between methods     CLP

Current market Price of share (2)     CLP

Market discount     %

ENIA

DCF     Multiples

9,023     8,832

49,093

125     122

124

114

8.0%

EOCA

DCF Multiples

3,744 3,737

8,202

310 310

310

301

3.1%

CHIA

DCF     Multiples

924     928

1,151

546     548

547

446

18.5%

The current market price of is distorted by the Proposed Operation

Stock in CHIA is illiquid, and so the price may not necessarily reflect its market capitalization Amount traded in 2016(3): CLP 14.5 million

Source: Santiago Stock Exchange (1) CLPUSD exchange rate of 679.8. (2) As on June 21, 2016 (3) Source: Santiago Stock Exchange

Strictly Private and Confidential 33

PRELIMINARY VERSION—DRAFT

ANALYSIS OF THE ECONOMIC TERMS OF THE PROPOSED OPERATION iii. Estimate of the Exchange Ratios of the Proposed Operation

Strictly Private and Confidential 34

PRELIMINARY VERSION—DRAFT

Estimate of the Exchange Ratios of the Merger

The cross-valuation method average exchange ratios are

(i) 2.56 shares of ENIA for each share of EOCA and (ii) 4.44 shares of ENIA for each share of CHIA

Exchange ratios based on DCF valuations

Exchange ratios based on market criteria valuations

Estimate of exchange ratios

Exchange ratios of ENIA shares Exchange ratios of ENIA shares for each EOCA share for each CHIA share

Baseline exchange ratio     2.484.37

Adjustment for tax offset    (1) 0.050.02

Exchange ratio after tax offset     2.544.39

Baseline exchange ratio     2.534.48

Adjustment for tax offset    (1) 0.050.02

Exchange ratio after tax offset     2.594.50

Average exchange ratio based on both methods    2.56 4.44

Proposed exchange ratios     2.805.00

Discounts on proposed exchange ratios    9.3% 12.6%

(1) Tax offsets for a total of USD 149 million, agreed by ENIA to compensate EOC Chile and Chilectra Chile for the costs borne as a result of the reorganization process. The parties have agreed that these offsets be included in the exchange ratios and that the total amount be distributed on a pro rata basis based on the post-Merger holdings of ENIA, EOCA, and CHIA in ENIA.

Strictly Private and Confidential 35

PRELIMINARY VERSION—DRAFT

Rationalization of exchange ratios of shares in EOCA in various valuation scenarios

Based on the rationalization exercise performed, the exchange ratio of shares in ENIA for each share in EOCA falls within a range of between 2.48 and 2.66, considering both valuation methods

Below an rationalization analysis is presented of the exchange ratios for both valuation methods

To this end, analysis was performed on the impact on the exchange ratio of a 15% increase in the equity value of each of the assets, maintaining the rest of the assets at their base valuation

The results of the most significant assets were as follows:

Rationalization of exchange ratios based on DCF

Codensa    2.2,48

Edelnor    2.2,49

Piura    2.2,52

Edesur    2.2,53

Ampla Energía    2.2,53

Coelce    2.2,53

Central Dock Sud    2.2,53

Cien     2.2,54

Fortaleza     2.2,54

Cachoeira Dorada     2.2,54

Endesa Costanera     2.2,54

Chinango     2.2,55

Hidroeléctrica El Chocón     2.2,55

Emgesa     2.2,58

Edegel     2.2,62

2.2,4    2.,5 2,2.62.2,77

Rationalization of exchange ratios based on Multiples

Codensa    2.2,54

Edelnor     2.2,55

Piura     2,57

Edesur     2.2,57

Ampla Energía     2.2,588

Coelce     2.2,58

Central Dock Sud     2.2,588

Cien     2.2,59

Fortaleza     2.2,59

Cachoeira Dorada     2.2,59

Endesa Costanera     2.2,60

Hidroeléctrica El Chocón     2.2,60

Chinango     2,2.60

Emgesa     2.2,63

Edegel     2.2,666

2.2,4    2., 5 2.2,62.2,77

Strictly Private and Confidential 36

PRELIMINARY VERSION—DRAFT

Rationalization of exchange ratios of shares in CHIA in various valuation scenarios

Based on the rationalization exercise performed, the exchange ratio of shares in ENIA for each share in EOCA falls within a range of between 4.27 and 4.59, considering both valuation methods

Below an rationalization analysis is presented of the exchange ratios for both valuation methods

To this end, analysis was performed on the impact on the exchange ratio of a 15% increase in the equity value of each of the assets, maintaining the rest of the assets at their base valuation

The results of the most significant assets were as follows:

Rationalization of exchange ratios based on DCF

Emgesa    4.4,27

Edegel     4.4,29

Piura     4.4,37

Chinango     4.4,3837

Hidroeléctrica El Chocón     4.4, 38

Central Dock Sud     4.4,38

Endesa Costanera     4.4,39

Coelce     4.4,39

Cien     4.4,39

Fortaleza     4.4,39

Cachoeira Dorada     4.4, 39

Edesur     4.4,45

Edelnor     4.4,46

Ampla Energía     4.4,46

Codensa     4.4,46

4.4,2    4.,34.4,44.4,54.,64.,7

Rationalization of exchange ratios based on Multiples

Emgesa     4,39

Edegel     4,4.41

Piura     4,4.47

Chinango     4.494,

Endesa Costanera     4.494,

Hidroeléctrica El Chocón     4.494,

Central Dock Sud     4.504,

Coelce     4.504,

Cien     4.514,

Fortaleza     4.514,

Cachoeira Dorada     4.514,

Edelnor     4.564,

Ampla Energía     4,56

Codensa     4.574,

Edesur     4.594,

4.24,2    4.34,3 4.44,4.54,54.64,4.74,7

Strictly Private and Confidential 37

PRELIMINARY VERSION—DRAFT

ANALYSIS OF THE ECONOMIC TERMS OF THE PROPOSED OPERATION iv. Analysis of the Economic Terms of the Proposed Operation

Strictly Private and Confidential 38

PRELIMINARY VERSION - DRAFT

CREDICORP capital
BCP Capital | Correval | IM Trust

Impact on ENIA shareholders of the economic terms with regard to EOCA

Assuming that all minority shareholders in EOCA continue with the Merger, it is estimated that the Merger would have an implied cost for ENIA of USD 119 million (1.4% of the market capitalization of ENIA). The price of the OPA offer is in line with the estimated price per share of EOCA

	Valuation method	DCF	Multiples
Estimated equity value by sum of parts	USD mm	3,744	3,737
Price per share by sum of parts valuation (1)	CLP	310	310
Price per share by sum of parts valuation (average between methods)	**CLP**	**310**	
ENIA market discount	%	8.0%	
Estimated market Price (assumes ENIA market discount)	**CLP**	**285**	
Price of the OPA offer	CLP	285	
Premium (discount) on the estimated price of the OPA offer	%	-0.1%	
Price of EOCA applying exchange ratio of 2.8 to adjusted share price of ENIA (2)	CLP	312	
Premium (discount) on the estimated price of EOCA	%	9.3%	
Premium on the estimated price for each share of EOCA	CLP	27	
Number of minority shares in EOCA	# mm	3,282	
Implied premium for all minority shares in EOCA (1)	**USD mm**	**131**	
Tax effects (additional to the adjustments for tax offsets) (3)	USD mm	-13	
Implied premium net of tax effects	**USD mm**	**119**	

- The price per share of EOCA is estimated at CLP 285
- The price of the OPA offer is in line with the estimated price per share

Impacts for ENIA share-holders (CLP)



310
Price per share in EOCA by sum of parts
25
Current market discount of ENIA stock (8.0%)
ENIA market discount
285
Estimated price per share of EOCA
Discount of 0.1%
285
Price of the OPA offer
Premium of 9.3%
312
Price of EOCA applying the adjusted exchange ratio (2)
CLP 27 per share

- Implied premium of USD 119 million (CLP 27 per share of EOCA minority shareholder net of tax effects)
- 1.4% of the market capitalization of ENIA

(1) CLPUSD exchange rate of 679.8
(2) CLP 113.7 as on June 21, 2016. The price is adjusted based on the tax offsets agreed by ENIA to compensate EOC Chile and Chilectra Chile for the tax costs borne as a result of the reorganization process
(3) Tax effects are the sum of the savings achieved by ENIA when the tax offsets are agreed at the exchange ratios instead of being repaid to EOC Chile and Chilectra Chile directly (should the Merger not take place), and of the tax effects attributable to the Merger of USD 29 million for the pro rata compensation that ENIA shareholders would have in the post-Merger ENIA.

Strictly Private and Confidential 39

PRELIMINARY VERSION - DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

Impact on ENIA shareholders of the economic terms with regard to CHIA

Assuming that all minority shareholders in CHIA continue with the Merger, it is estimated that the Merger would have an implied cost for ENIA of USD 2 million (0.01% of the market capitalization of ENIA).

	Valuation method	DCF	Multiples
Estimated equity value by sum of parts	USD mm	924	928
Price per share by sum of parts valuation (1)	CLP	546	548
Price per share by sum of parts valuation (average between methods)	**CLP**	**547**	
ENIA market discount	%	8.0%	
Estimated market Price (assumes ENIA market discount)	**CLP**	**503**	
Price of CHIA applying exchange ratio of 5.0 to adjusted price of ENIA share (2)	CLP	567	
Premium (discount) on the estimated price of CHIA	%	12.6%	
Premium on the estimated Price for each share of CHIA	CLP	63	
Number of minority shares of CHIA	# mm	10	
Implied premium for all minority shares in CHIA (1)	**USD mm**	**1**	
Tax effects (additional to the adjustments for tax offsets) (3)	USD mm	1	
Implied premium net of tax effects	**USD mm**	**2**	

- The price per share of CHIA is estimated at CLP 503



Impacts for ENIA share-holders (CLP)
547
44
Current market discount of ENIA stock (8.0%)
503
Premium of 12.6%
567
CLP 63 per share
Price per share in EOCA by sum of parts
ENIA market discount
Estimated price per share of EOCA
Price of the OPA offer
Price of EOCA applying the adjusted exchange ratio (2)

- Implied premium of USD 2 million (CLP 63 per share of CHIA minority shareholder net of tax effects)
- 0.01% of the market capitalization of ENIA

(1) CLPUSD exchange rate of 679.8
(2) CLP 113.7 as on June 21, 2016. The price is adjusted based on the tax offsets agreed by ENIA to compensate EOC Chile and Chilectra Chile for the tax costs borne as a result of the reorganization process.
(3) Tax effects are the sum of the savings achieved by ENIA when the tax offsets are agreed at the exchange ratios instead of being repaid to EOC Chile and Chilectra Chile directly (should the Merger not take place), and of the tax effects attributable to the Merger of USD 29 million for the pro rata compensation that ENIA shareholders would have in the post-Merger ENIA.

Strictly Private and Confidential 40

PRELIMINARY VERSION - DRAFT

Impact on ENIA shareholders of the economic terms of the Proposed Operation

CREDICORPcapital
BCP Capital | Correval | IM Trust

Assuming that all minority shareholders of EOCA and CHIA agree to exchange their shares in the Merger, this would represent a cost for ENIA shareholders of USD 121 million (1.5% of the market capitalization of ENIA)

		EOCA	CHIA
Cost for the minority shares of EOCA and CHIA (formerly owned by ENIA)	**USD mm**	**131**	**1.0**
Savings from tax compensation (1)	USD mm	-21	-0.1
Tax effects (2)	USD mm	8	1.6
Tax effects (additional to the tax offset included in the exchange ratio)	**USD mm**	**-13**	**1.5**
Implied cost for ENIA shareholders (net of tax effects)	**USD mm**	**119**	**2.5**
Implied cost for ENIA shareholders (net of tax effects)	**USD mm**	**121**	
Implied cost as percentage of market capitalization of ENIA (3)	**%**	**1.5%**	

Implied cost for ENIA shareholders (USD millions)



119
2
121
Premium payable to minority shareholders of EOCA
Premium payable to minority shareholders of CHIA
Total premium payable

- Equal to 1.5% of the market capitalization of ENIA

(1) They correspond to ENIA's savings if tax offsets are agreed at the exchange rations instead of direct compensation to EOC Chile and Chilectra Chile (in the event the Merger is not completed)
(2) Tax effects attributable to the Merger of USD 29 million on a pro rata basis of ENIA at post-Merger ENIA
(3) Market capitalization of USD 8,212 million as on June 21, 2016

Strictly Private and Confidential 41

PRELIMINARY VERSION—DRAFT

MARKET AND CASH FLOW CONSIDERATIONS OF THE PROPOSED OPERATION i. Holding Discount Considerations

5

Strictly Private and Confidential

42

PRELIMINARY VERSION—DRAFT

Potential savings from the holding discount of ENIA from absorption of subsidiary EOCA

As a result of the Merger, there could be new savings from the holding discount of ENIA due, to absorption of EOCA, a subsidiary with substantial liquidity

ENIA     Potential savings in

99.09%    59.98% holding discount

CHIA    EOCA

Holding company    Holding company

Reduced float equal to    Significant float equal

0.91%    to 40.02% of

of ownership    ownership

Insignificant liquidity    Significant liquidity

No price registered    with ADTV(1) of USD

3.1 million

Operational assets/subsidiaries

Direct stake of ENIA in operational subsidiaries

Potential savings from the holding discount of ENIA from absorption of subsidiary EOCA, a highly liquid subsidiary that is publicly traded

Assuming that the market sees a high probability that the Merger is completed, it follows that that potential savings is already incorporated in the market price of ENIA, and so, if the Merger does not occur, a holding discount could be generated between ENIA and EOCA.

The holding discount could be generated by the following factors, among others:

Structural subordination to cash flows generated by operational subsidiaries

Direct access to operational subsidiaries that are publicly traded and have significant liquidity

Complexity of the holding structure and decision-making process

Different in relative liquidity between the holding company and its listed subsidiaries

(1) Average Daily Trading Volume. Source: Bloomberg. Calculated beginning on the date the companies started to be traded on the stock exchange (April 21, 2016) through June 21, 2016.

Strictly Private and Confidential

43

PRELIMINARY VERSION - DRAFT

Holding discounts in the Chilean market

CREDICORPcapital
BCP Capital | Correval | IM Trust

The holding discount in Chile ranges from IAM (10%), a holding company with limited diversification and complexity, to Quiñenco (35%) and Antarchile (42%), holding companies with greater diversification and lower liquidity

Holding companies in Chile with underlying assets that are publicly traded[1]

Holding company	Underlying listed asset(s)
Antarchile	Copec, Colbún
Almendral	Entel
ENI Chile	EOC Chile, Chilectra Chile
IAM	Aguas Andinas
Quiñenco	Banco de Chile, CSAV, CCU, SAAM, Techpack

Current holding discounts in Chile



Median: 30%
10%
14%
30%
35%
42%
IAM
ENI Chile(2)
Almendral
Quiñenco
Antarchile

Change in holding discounts in Chile from January 2013 to date



IAM
ENI Chile(2)
Almendral
Quiñenco
Antarchile
50%
40%
30%
20%
10%
0%
2013
2014
2015
2016
42.4%
35.5%
29.5%
14.3%
10.1%

	Avg.	Max.	Min.	Current
IAM	11.6%	34.9%	3.4%	10.1%
ENI Chile	11.0%	15.2%	2.8%	14.3%
Almendral	19.0%	29.5%	7.2%	29.5%
Quiñenco	36.6%	48.7%	23.4%	35.5%
Antarchile	40.7%	45.7%	34.1%	42.4%
Average	23.8%	34.8%	14.2%	26.4%
Median	19.0%	34.9%	7.2%	29.5%

Source: Credicorp Capital, Bloomberg, and SVS. Data as on June 21, 2016

(1) Not considered in the analysis of the holdings companies. Pampa Calichera (parent company of SQM), Invercap (parent company of CAP), and Campos Chilenos (parent company of Iansa)

(2) Administration expenses and sales not considered.

Strictly Private and Confidential 44

PRELIMINARY VERSION—DRAFT

Exercise on the impact on value of ENIA of a potential savings in the holding discount

For the purposes of this exercise, it is assumed that the savings in the holding discount between ENIA and EOCA may be between 0 and 10% (similar to IAM) of the portion of the value of ENIA that comes from its 60% stake in EOCA. This potential savings is estimated between USD 0 and 206 million

Direct stake of ENIA in operational subsidiaries

Current ownership structure of ENIA

ENIA

59.98%

Potential savings from holding discount of ENIA

EOCA

Operational assets/ subsidiaries

Calculation of potential savings in the holdings discount between ENIA and

EOCA

    Potential increase in the

Market value    ENIA stake in holding discount if the

of EOCA    EOCA Merger is not completed

(CLP 285.16/share(1))    (59.98%) (Between 0% and 10%)

Potential impact on the value of ENIA = USD 0—206 million(2)

Equal to between 0% and 2.5% of the market capitalization of ENIA(3)

Based on the exercise above and assuming that the potential savings from the holding discount between ENIA and EOCA in the case the Merger is not completed would be similar to the holding discount of IAM, the potential savings in the holding discount for the shareholders of ENIA is estimated between USD 0 and 206 million

This is equal to a range of between 0% and 2.5% of the market capitalization of ENIA(3)

(1) The price per share of EOC estimated in this Report (2) Considers USDCLP exchange rate of 679.8 (3) Calculated at close of market on June 21, 2016

Strictly Private and Confidential

45

PRELIMINARY VERSION—DRAFT

MARKET AND CASH FLOW CONSIDERATIONS OF THE PROPOSED OPERATION ii. Liquidity Considerations

5

Strictly Private and Confidential

46

PRELIMINARY VERSION - DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

Estimate of the size of the post-Proposed Operation free float of ENIA

It is estimated that the size of the post-Proposed Operation free float of ENIA would be between USD 3,235 (current level) and 4,616 million, such range with would depend on the participation of EOCA shareholders in the OPA offer

Post-Merger market capitalization of ENIA (USD millions)

Post-Merger ownership structure of ENIA

1

Scenario 1: with larger free float

Minority shareholders of ENIA, EOCA, and CHIA do not exercise their withdrawal rights, and minority shareholders of EOCA do not participate in the OPA



10,433
837
Current market discount of ENIA stock (8.0%)
9,596
Valuation of ENIA post-Merger based on average between methods
ENIA holding discount
Estimated market capitalization of ENIA post-Merger



Parent group 51.9%
Market cap: USD 9,596 mm
Minority shareholders 48.1%

Free float ~USD 4,616 million

2

Scenario 2: same size of free float

All minority shareholders of EOCA participate in the OPA

Current market cap of ENIA USD 8,212 million(1)

It is assumed that the market capitalization of ENIA would not change significantly from its current level if:

- 40.0% of the shareholders of EOCA participate in the OPA
- ENIA acquires 40.0% of EOCA with cash on hand (funds collected from the capital increase from 2012)



Parent group 60.6%
Market cap: USD 8,212 mm
Minority shareholders 29.4%
Limit to withdrawal right (2) 10.0%

Free float ~USD 3,235 million

Considers USDCLP exchange rate of 679.8

(1) Calculated at close of market on June 21, 2016

(2) In the event that as many as 10.0% of ENIA shareholders exercise their withdrawal right, it is assumed that those shares may be placed in the market, so they have been considered as free float

Strictly Private and Confidential 47

PRELIMINARY VERSION - DRAFT

Liquidity outlook of ENIA and EOCA in the Chilean market

CREDICORP capital
BCP Capital | Correval | IM Trust

According to pro forma estimates of ENIA post-Proposed Operation, ENIA would remain as one of the most liquid companies in the Chilean market. If the Proposed Operation is not performed, it would be expected that EOCA would be among the 20 companies with the largest float in the Chilean market, showing reasonable levels of ADTV[1] for this market

Liquidity of leading Chilean companies[2]



ENIA post-Merger (Scenario 2)
ENIA post-Merger (Scenario 1)
ADTV UDM/Float (pbs)
30
25
20
15
10
5
0
ENI Chile
EOCA
ITAU CORP.
CHILE
EOC Chile
ENIA
FALABELLA
E.CL
AESGENER
CCU
LAN
CMPC
CENCOSUD
SQM-B
QUINENCO
AGUAS-A
BCI
SM-CHILE B
COLBUN
BSANTANDER
COPEC
0
500
1,000
1,500
2,000
2,500
3,000
3,500
4,000
4,500
5,000
Free float (USD millions)

Liquidity based on float and ADTV (USD millions) of leading Chilean companies[3]



ADTV UDM (USD millones)
ADTV UDM / Float (pbs)
17.6 16.3 17.6 17.6 24.4 17.7 15.2 8.2 15.2 8.6 15.5 11.9 21.4 16.0 13.5 14.1 12.9 13.0 15.9 9.2 13.3 4.1 7.5
8.1 5.8 5.7 5.7 5.4 5.1 4.8 3.9 3.8 3.7 3.5 3.4 3.1 2.9 2.7 2.5 2.4 2.1 2.1 2.0 1.1 0.6 0.4
ENIA post fusión (escenario 1)
FALABELLA
ENIA post fusión (escenario 2)
ENIA
ENI Chile
EOC Chile
CENCOSUD
SQM-B
CHILE
COPEC
CMPC
BSANTANDER
EOCA
LAN
ITAU CORP.
AGUAS-A
BCI
CCU
AESGENER
COLBUN
E.CL
SM-CHILE B
QUINENCO

Source: Bloomberg. Data as on June 21, 2016. USDCLP exchange *rate* 679.80.

(1) *Average Daily Trading Volume* uses data from the last twelve months (UDM). For ENIA and EOC Chile, data were used beginning March 1, 2016, date on which the Split was completed. For ENI Chile and EOCA, data were used beginning April 21, 2016, date on which the companies resulting from the Split began trading

(2) The size of the circle represents market capitalization

(3) To calculate ADTV of ENIA post-Merger, it was assumed that the ADTV/*Float* ratio would remain constant after the Merger

Strictly Private and Confidential 48

PRELIMINARY VERSION - DRAFT

Liquidity outlook of ENIA and EOCA as compared to electricity companies in LatAm

CREDICORPcapital
BCP Capital | Correval | IM Trust

Considering other electricity companies in LatAm and the current float levels and ADTV[1] of ENIA and EOC and potential figures for ENIA post-Merger based on pro forma estimates, at these levels of liquidity, there is not necessarily a correlation between liquidity and valuation by multiples

Liquidity of leading electricity companies in LatAm[2]



18x
15x
12x
9x
6x
3x
0x
EV/EBITDA 2016E
EEB
AESGENER
EOCA
ENIA post-Merger (Scenario 2)
ENI Chile
ENIA
ENIA post-Merger (Scenario 1)
CPFL
CELSIA
E.CL
COLBUN
CESP
AES TIETE
COPEL
EDP
TRACTEBEL
CEMIG
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14
ADTV UDM (USD millions)

Liquidity based on flat and ADTV (USD millions) of leading electricity companies in LatAm[3]



ADTV (USD millones)
ADTV UDM / Float (pbs)
CEMIG 60.8 12.3
TRACTEBEL 41.3 9.0
ENIA post fusión (escenario 1) 17.6 8.1
CPFL 35.0 7.5
EDP 67.1 7.5
COPEL 31.1 5.8
ENIA post fusión (escenario 2) 17.6 5.7
ENIA 17.6 5.7
ENI Chile 24.4 5.4
AES TIETE 74.9 4.7
CESP 47.1 4.2
EOCA 21.4 3.1
AESGENER 15.9 2.1
COLBUN 9.2 2.0
E.CL 13.3 1.1
EEB 8.0 0.7
CELSIA 9.3 0.4

Source: Bloomberg. Data as on June 21, 2016. USDCLP exchange *rate* 679.80.

(1) *Average Daily Trading Volume* uses data from the last twelve months. For ENIA and EOC Chile, data were used beginning March 1, 2016, date on which the Split was completed. For ENI Chile and EOCA, data were used beginning April 21, 2016, date on which the companies resulting from the Split began trading

(2) The size of the circle represents market capitalization

(3) To calculate ADTV of ENIA after the merger, it was assumed that ADTV/*Float* would remain constant after the Merger

Strictly Private and Confidential 49

PRELIMINARY VERSION—DRAFT

MARKET AND CASH FLOW CONSIDERATIONS OF THE PROPOSED OPERATION iii. Considerations on Risk Categorization

5

Strictly Private and Confidential

50

PRELIMINARY VERSION - DRAFT

Risk classification considerations for ENIA

CREDICORP capital
BCP Capital | Correval | IM Trust

The Proposed Operation could have a positive impact on the credit risk profile of ENIA, primarily by generating a closeness with operational subsidiaries and greater access to cash flows, while eliminating the risk of structural subordination and increasing scale in terms of assets

ENIA's current credit profile

Criterion	ENIA
Amount of assets	USD 15,278 million(2)
Diversification of markets (Proportionate EBITDA 2016E)(1)	Perú 24% Arg 12% Brasil 34% Col 30%
Business *Mix* (Proportionate EBITDA 2016E)(1)	Gx 46% Dx 54%
Credit metrics	▪ DFN(3)/EBITDA: 0.89x(2) ▪ DFN(3)/Equity: 0.29x(2)

Current risk classifications

	International	National
FitchRatings	BBB	AA-
Moody's	Baa3	-
Standard & Poor's Ratings Services	BBB	-
Feller	-	AA-

(1) Figures based on 2016E projections delivered by the Company
(2) ENIA figures as of March, 2016. Source: Company financial statements
(3) Net financial debt
(4) Source: the Company. Corresponds to the expected increase in ENIA's controlling earnings for the year 2016

Positive factors of the Proposed Operation for ENIA's credit profile

- The Proposed Operation is expected to generate the following positive impact on ENIA's credit profile:
  - **Closeness with operational subsidiaries:** as a result of the Proposed Operation, ENIA will consolidate its shareholdings in its operational subsidiaries which are currently distributed between EOCA and CHIA, creating greater autonomy and effectiveness in the management of those subsidiaries, in particular with regard to their financial policies
  - **Greater access to cash flows:** the Merger will generate a reduction in minority interests at ENIA in its operational subsidiaries, increasing its earnings as controlling shareholder and its access to cash flows at a holding level. After the merger, the controlling earnings of ENIA are expected to increase from 52% to 64%(4)
  - **Elimination of structural subordination**: as a result of the Proposed Operation, ENIA will absorb the subsidiaries that it holds, EOCA and CHIA, thereby eliminating the risk that the indebtedness of those subsidiaries could subordinate the creditors or ENIA individually
  - **Greater scale:** The Proposed Operation will cause ENIA to increase its scale in terms of assets, potentially increasing its float and liquidity in capital markets.
- It bears mention that if the OPA offer is made in a significant amount, this could weaken the cash position of ENIA, which could affect its credit profile

Strictly Private and Confidential 51

PRELIMINARY VERSION—DRAFT

Potential impact for the shareholders of ENIA in the event of a post-merger improvement in the cost of debt

After the merger, ENIA could improve its credit profile, which could positively impact its structural cost of debt. Assuming that ENIA’s cost of debt improves between 0 and 50 bps, the impact attributable to ENIA’s shareholders would be between 0 and 73 million

Considerations and assumptions

If the Merger takes place, there is a possible scenario in which ENIA could see an improvement in its credit profile and potentially its risk classification, which could reduce the average cost of capital for ENIA, post-merger

The sensitivity of ENIA shareholders to impacts resulting from a potential reduction in ENIA’s cost of debt post-merger is expressed by assuming a credit spread differential that could vary from 0 to 50 bps

Sensitivity of the discount rate (WACC) to increases in the cost of

Variation in the valuation of ENIA post-merger attributable to current ENIA shareholders

USD millions

Impact given savings in the cost of debt of ENIA post-Merger

0 bps 25 bps 50 bps

-37 73

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PRELIMINARY VERSION—DRAFT

MARKET AND CASH FLOW CONSIDERATIONS OF THE PROPOSED OPERATION iv. Impacts on EBITDA

5

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PRELIMINARY VERSION - DRAFT

Impact on ENIA of potential synergies attributable to the Proposed Operation

CREDICORP capital
BCP Capital | Correval | IM Trust

Based on the efficiencies estimated by ENI in the first stage of the Proposed Operation, the latter could generate savings in staff & services expenses for the holding company. The NPV of these efficiencies for ENIA shareholders would be between USD 16 and 21 million

Considerations and assumptions

- Together with the first stage of company reorganization, ENI submitted an efficiency plan for the subsequent years
- In that efficiency plan, cost savings in staff and services were identified for ENIA at a holding level for a total on the order (2019) of USD 4 million (before tax)
- Based on information from the company, these savings are are a result of centralized management, leading to (among other things):
  - A reduction in AFC (administration, finance and control) expenses
  - Savings in purchasing procedures
- For this Report, it is assumed that the efficiency plan is still in effect, in particular due to the savings identified at the holding level for ENIA

Savings trend in staff & services expenses at the holding company level[(1)]

USD millions, after taxes


Assumes current year
1
2
4
3
2016E
2017E
2018E
2019E

Net present value (NPV) of staff & services efficiencies[(2)]

USD millions


4
14
18
Savings, present value 2016-2019
Perpetual present value
Net present value

Sensitivity of NPV to changes in the discount rate (WACC)

USD millions

Change in WACC				
7.42%	7.92%	8.42%	8.92%	9.42%
21	19	18	17	16

Source: the Company and Credicorp Capital

(1) Annual savings under normal operating conditions (year 2019) compared with date for the year 2015 (base exchange rate and homogeneous for 2014), based on information provided by ENIA. Values adjusted in accordance with Chilean tax law

(2) A WACC of 8.42% was used for ENIA

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PRELIMINARY VERSION—DRAFT

STRATEGIC AND MANAGEMENT CONSIDERATIONS OF THE PROPOSED OPERATION FOR ENIA

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55

PRELIMINARY VERSION - DRAFT

Strategic and management considerations of the Proposed Operation for ENIA (1/2)

CREDICORPcapital
BCP Capital | Correval | IM Trust

Strategic Benefits of the Proposed Operation

1. Alignment of interests on operational subsidiaries
2. Increased efficiency in decision-making
3. Direct access to cash flows and reduction in minority interests

Organization of the corporate structure

Current corporate structure(1)



ENIA
99.1%
60.0%
CHIA
EOCA
Hid. El Chocón
Edesur
Cachoeira Dorada
Ampla Energia
Emgesa
Codensa
Edegel
Edelnor

Post-Merger corporate structure(1)

With the new corporate structure, cross-shareholdings would be eliminated



ENIA
Hid. El Chocón
Edesur
Cachoeira Dorada
Ampla Energia
Emgesa
Codensa
Edegel
Edelnor

(1) In the corporate structure shown, only some of the assets/companies operating in each country are included

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PRELIMINARY VERSION - DRAFT

Strategic and management considerations of the Proposed Operation for ENIA (2/2)

CREDICORPcapital
BCP Capital | Correval | IM Trust

1 Alignment of interests on operational subsidiaries

- ENIA would be the only investment holding company in LatAm (except for Chile) for investments in Gx, Dx and Tx
- Clarity for shareholders on investment policies
- Interest in assets under a single controlling entity



ENIA
21.6%
21.1%
60.0%
EOCA
26.9%
62.5%
Emgesa
Edegel
Post-Merger structure
ENIA
48.5%
83.6%
Emgesa
Edegel

Edegel example: ENI acquires 21.2% of Edegel instead of having been acquired by EOC, which will maintain a 62.5% share in Edegel

Emgesa Example ENI has granted to EOC the voting rights relating to Emgesa so that EOC can reflect the control in its consolidation

2 Increased efficiency in decision-making

- Simplification of decision-making layers among multiple shareholders → multiple layers are ineffective
- Elimination of potential conflicts of interest among companies and management teams
- Savings in time and costs in decision-making (one Board of Directors would be maintained)



ENIA
60.0%
50.9%
99.1%
EOCA
CHIA
37.1%
Enel Brasil(1) (holding)
11.3%
99%
Ampla Energia
Post-Merger structure
ENIA
~ 100%
Enel Brasil(1) (holding)
99%
Ampla Energia

Ampla Energia Example: After the merger, Enel Brazil would be held through a single vehicle, which would facilitate relevant decisions in Ampla Energia

3 Direct access to cash flows

- Greater cash retention due to a significant reduction of minority interests
- Simpler corporate structure with greater visibility of assets
- Elimination of cross-shareholdings

Country/ Business		Asset/ Subsidiary	Direct stake			ENIA post - Merger
			ENIA	EOCA	CHIA	
AR	Gx	Hid. El Chocón	-	65%	-	65%
AR	Gx	EOC Costanera	-	76%	-	76%
AR	Gx	C. Dock Sud	40%	-	-	40%
AR	Dx	Edesur	38%	1%	34%	72%
BR	Gx	Cachoeira	51%	37%	11%	99%
BR	Gx	Fortaleza	51%	37%	11%	99%
BR	Dx	Coelce	45%	22%	7%	74%
BR	Dx	Ampla Energia	45%	17%	37%	99%
BR	Tx	Cien	51%	37%	11%	99%
CO	Gx	Emgesa	22%	27%	-	48%
CO	Dx	Codensa	39%	-	9%	48%
PE	Gx	Chinango	17%	50%	-	67%
PE	Gx	Edegel	21%	62%	-	84%
PE	Gx	Piura	97%	-	-	97%
PE	Dx	Edelnor	60%	-	16%	76%

- Currently, the shareholders of ENIA, EOCA and CHIA have low visibility of non-consolidated assets / subsidiaries
- After the merger, the controlling earnings of ENIA are expected to increase from 52% to 64%[2]

(1) Simplified ownership structure. Edegel holds a 4% share of Enel Brazil
(2) Source: the Company. Corresponds to the expected increase in ENIA's controlling earnings for the year 2016

Strictly Private and Confidential 57

Santiago Office

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